U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kramfors Limited
   2 Ice House Street, Suite 202
   Hong Kong
2. Date of Event Requiring Statement (Month/Day/Year)
   November 8, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Tollycraft Yacht Corporation
   TLLY
5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, no par                       |36,210,792            |I               | Voting trust                                  |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |          |4. Conver-|5. Owner-    |6. Nature of Indirect     |
  Security              |  cisable and      |  of Underlying        |          |sion or   |ship:        |   Beneficial Ownership   |
                        |  Expiration       |  Securities           |          |exercise  |Form of      |                          |
                        |  Date(Month/      |-----------------------|----------|price of  |Deriv-       |                          |
                        |  Day/Year)        |                       |Amount    |deri-     |ative        |                          |
                        | Date    | Expira- |                       |or        |vative    |Security:    |                          |
                        | Exer-   | tion    |         Title         |Number of |Security  |Direct(D) or |                          |
                        | cisable | Date    |                       |Shares    |          |Indirect(I)  |                          |
___________________________________________________________________________________________________________________________________|
                                                                               (C>
One Year Performance Agr| (1)     |10-19-97 |Common Stock, no par   |18,105,396|(2)       |D            |
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Two Year Option Agree.  | (3)     | 9-1-98  |Common Stock, no par   |14,484,313|$.30      |D            |
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
Explanation of Responses:
(1)Exercisable option prorata as a debt of $3,254,792 is retired.
(2)Price/share=($3,254,792+$100)/18,105,396=$.18
(3)Contingent on full exercise of One Year Performance Agreement.


SIGNATURE OF REPORTING PERSON

KRAMFORS LIMITED



__/s/_____________________________
Peter Hobbs, Director
DATE
November 29, 1996